SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Sextion 13 or 15(d)
                     of the Securities Exchange Act OF 1934

       Date of Report (Date of Earliest Event Reported): November 9, 1998

                        Commission File Number- 001-12143

                              AMERICA ONLINE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                             54-1322110
 (State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                22000 AOL Way                                 20166-9323
              Dulles, Virginia                                (zip code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code: (703) 265-1000

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


Item 5. Other Events

     America Online, Inc. (the "Company") completed its merger with PersonaLogic, Inc. ("PersonaLogic") on November 9, 1998, in which PersonaLogic became a wholly owned subsidiary of the Company. The Company exchanged approximately 345,000 shares of common stock for all the outstanding common and preferred shares of PersonaLogic. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying financial statements have been restated to include the operations of PersonaLogic for all periods presented. In this Form 8-K, the Company is restating its financial statements presented in the Form 10-K for fiscal year end June 30, 1998 that have been impacted by the merger of PersonaLogic. This Form 8-K does not reflect any changes from the pending merger with Netscape Communications Corporation, as that transaction has not yet closed. For a complete understanding of the Company's results presented herein, refer to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998. For more current and further information, refer to the Forms 10-Q for fiscal year 1999 already on record for the periods ended September 30, 1998 and December 31, 1998.

Item 7. Financial Statements and Exhibits

23.3     Consent of Independent Auditors

Item 6. Selected Financial Data

Selected Consolidated Financial and Other Data

                                                      Year Ended June 30,
                                           -----------------------------------------
                                             1998     1997    1996     1995    1994
                                           -------- -------- ------  -------- ------
                                           (Amounts in millions, except per share data)
Statement of Operations Data:
Online service revenues...................   $2,161  $1,429   $992     $344     $98
Advertising, commerce and other revenues..      439     256    102       50      17
                                           -------- -------- ------ -------- ------
Total revenues............................    2,600   1,685  1,094      394     115

Income (loss) from operations.............       73    (505)    65      (21)      4
Net income (loss) (1).....................       88    (499)    30      (36)      2
Income (loss) per common share:
Net income (loss) per share-diluted.......    $0.34  $(2.61) $0.14   $(0.26)  $0.01
Net income (loss) per share-basic.........    $0.42  $(2.61) $0.18   $(0.26)  $0.02
Weighted average shares outstanding:
Diluted...................................      260     191    215      139     138
Basic.....................................      210     191    171      139     114

                                                        As of June 30,
                                           ----------------------------------------
                                             1998     1997    1996    1995    1994
                                           -------- -------- ------ -------- ------
                                                     (Amounts in millions)
Balance Sheet Data:
Working capital (deficiency)..............      $36   $(230)  $(23)      $-     $39
Total assets..............................    2,215     833    959      405     155
Total debt................................      373      52     23       22       9
Stockholders' equity......................      598     140    513      217      99

------------------
(1) Net income in the fiscal year ended June 30, 1998, includes charges of $35 million related to a restructuring, $80 million related to acquired research and development and $17 million related to settlements. Net loss in the fiscal year ended June 30, 1997, includes charges of $385 million for the write-off of deferred subscriber acquisition costs, $49 million for restructuring, $24 million for a legal settlement and $24 million for contract terminations. Net income in the fiscal year ended June 30, 1996, includes charges of $17 million for acquired research and development, $8 million for the settlement of a class action lawsuit, and $1 million for merger expenses. Net loss in the fiscal year ended June 30, 1995, includes charges of $50 million for acquired research and development and $2 million for merger expenses.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Fiscal 1998 Compared to Fiscal 1997

Online Service Revenues

     For fiscal 1998, online service revenues increased from $1,429 million to $2,161 million, or 51%, over fiscal 1997. This increase was comprised of an increase in AOL online service revenues of $667 million as well as CompuServe online service revenues of $85 million, which began in February 1998, partially offset by a $20 million decrease in service revenues from the Company's internet service, Global Network Navigator ("GNN"), which was discontinued in fiscal 1997. The increase in AOL online service revenues was primarily attributable to a 39% increase in the average number of AOL North American subscribers for fiscal 1998, compared to fiscal 1997, as well as a 5.5% increase in the average monthly online service revenue per AOL North American subscriber. The average monthly online service revenue per AOL North American subscriber increased from $16.87 in fiscal 1997 to $17.79 in fiscal 1998. This increase was principally attributable to a reduction in the amount of refunds/credits issued to subscribers in fiscal 1998.

     At June 30, 1998, the Company had 12,535,000 AOL brand subscribers, including 11,237,000 in North America and 1,298,000 in the rest of the world. Also at that date, the Company had 2,071,000 CompuServe brand subscribers, including 1,029,000 in North America and 1,042,000 in the rest of world.

Advertising, Commerce and Other Revenues

     Advertising, commerce and other revenues, which consist principally of advertising and related revenues, fees associated with electronic commerce and the sale of merchandise, increased by 71%, from $256 million in fiscal 1997 to $439 million in fiscal 1998. The increase was driven primarily by more advertising on the Company's AOL service as well as an increase in electronic commerce fees. Advertising and electronic commerce fees increased by 159%, from $98 million in fiscal 1997 to $254 million in fiscal 1998. A portion of the advertising and electronic commerce revenues recognized in fiscal 1998 reflect revenues associated with Tel-Save, Inc. ("Tel-Save") warrants earned by the Company during that period as a result of the sale of Tel-Save long-distance telephone service to AOL members. The value of such warrants for revenue recognition purposes was calculated based upon, among other variables, the average market price of Tel-Save common stock at the end of the final three fiscal 1998 quarters. Future revenues will be earned by the Company based upon the growth in the number of Tel-Save long-distance telephone subscribers and will be calculated using the number of warrants earned and the value of those warrants. Merchandise sales decreased by 9%, from $109 million in fiscal 1997 to $99 million in fiscal 1998. At June 30, 1998, the Company's advertising and electronic commerce backlog, representing the contract value of advertising and electronic commerce agreements signed, less revenues already recognized from these agreements, was approximately $511 million, up from approximately $180 million at June 30, 1997.

Cost of Revenues

     Cost of revenues includes network-related costs, consisting primarily of data network costs, personnel and related costs associated with operating the data centers, data network and providing customer support and billing, host computer and network equipment costs, the costs of merchandise sold and royalties paid to information and service providers. For fiscal 1998, cost of revenues increased from $1,074 million to $1,679 million, or 56%, over fiscal 1997, and increased as a percentage of total revenues from 63.7% to 64.6%.

     The increase in cost of revenues in fiscal 1998 was primarily attributable to increases in data network costs, host computer and network equipment costs and personnel and related costs associated with operating the data centers, data network and providing customer support and billing. Data network costs increased primarily as a result of the larger customer base and more usage by customers. Host computer and network equipment costs, consisting of lease, depreciation and maintenance expenses, increased as a result of additional host computer and network equipment, necessitated by the larger customer base and more usage by customers. Personnel and related costs associated with operating the data centers, data network and providing customer support and billing increased primarily as a result of the requirements of supporting a larger data network, a larger customer base and increased online service revenues.

     The increase in cost of revenues as a percentage of total revenues in fiscal 1998 was primarily attributable to an increase, as a percentage of total revenues, in host computer and network equipment costs partially offset by a decrease, as a percentage of total revenues, in royalties paid to information and service providers.

     The Company operates AOLnet, its TCP/IP data network, to provide network capacity to its members. The Company manages and lowers its per-hour data network costs by relying on increasing network volumes to negotiate lower costs per network hour as well as by efficiently utilizing the network.

     Pursuant to the Purchase and Sale Agreement (the "Purchase and Sale") by and among the Company, ANS Communications, Inc. ("ANS"), a then wholly-owned subsidiary of the Company, and WorldCom, Inc. ("WorldCom"), the Company recorded a deferred network services credit on the balance sheet of $381 million, which is equivalent to the excess of the cash and the fair value of the CompuServe business received over the book value of ANS. This deferred network services credit will be amortized as a reduction of network service expense within cost of revenues on a straight-line basis over the five year term of the network services agreement entered into between the Company and WorldCom. During fiscal 1998, the Company reduced cost of revenues by approximately $32 million due to the amortization of the deferred network services credit. For additional information regarding this transaction and the deferred network services credit, see Note 8 of the Notes to Consolidated Financial Statements.

Marketing and Write-Off of Deferred Subscriber Acquisition Costs

     Marketing expenses include the costs to acquire and retain subscribers and other general marketing costs. For fiscal 1998 marketing expenses decreased from $422 million to $374 million, or 11%, over fiscal 1997, and decreased as a percentage of total revenues from 25.0% to 14.4%. The decrease in marketing expenses for fiscal 1998, and such expenses as a percentage of total revenues, was primarily attributable to a decrease in subscriber acquisition costs.

     The Company made a change in the first quarter of fiscal 1997 which resulted in subscriber acquisition costs being expensed for periods subsequent to the first quarter of fiscal 1997, versus being capitalized and amortized over twenty-four months in the first quarter of fiscal 1997 and prior. As a result of the aforementioned change in accounting estimate, the balance of deferred subscriber acquisition costs as of September 30, 1996, totaling $385 million, was written off. For additional information regarding this change, refer to Note 3 of the Notes to Consolidated Financial Statements.

     For fiscal 1998, marketing expenses, before capitalization and amortization, decreased from $493 million to $374 million, or 24%, over fiscal 1997, and decreased as a percentage of total revenues from 29.3% to 14.4%. The decrease in marketing expenses for fiscal 1998, before capitalization and amortization, was primarily attributable to a decrease in subscriber acquisition costs. The Company was able to decrease its subscriber acquisition costs primarily as a result of the improved value proposition offered by flat-rate pricing, which has resulted in improved acquisition and retention rates, as compared to rates achieved prior to flat-rate pricing.

Product Development

     Product development costs include research and development expenses and other product development costs. For fiscal 1998, product development costs increased from $79 million to $97 million, or 23%, over fiscal 1997, and decreased as a percentage of total revenues from 4.7% to 3.7%. The increase in product development costs was primarily due to an increase in personnel costs resulting from the Company's acquisition of CompuServe. The decrease in product development costs as a percentage of total revenues was primarily a result of the substantial growth in revenues.

General and Administrative

     For fiscal 1998, general and administrative expenses increased from $127 million to $232 million, or 83%, over fiscal 1997, and increased as a percentage of total revenues from 7.5% to 8.9%. The increase in general and administrative costs for fiscal 1998, and such costs as a percentage of total revenues, was primarily attributable to higher personnel costs, which included compensatory stock option and other charges primarily related to the sale of ANS, as well as increases in professional fees, principally related to legal matters.

Amortization of Goodwill and Other Intangible Assets

     Amortization of goodwill and other intangible assets increased to $14 million in fiscal 1998 from $6 million in fiscal 1997. The increase in amortization expense in fiscal 1998 is primarily attributable to goodwill associated with the acquisition of CompuServe in January 1998, as well as purchases of various companies made by the Company in late fiscal 1997 and early fiscal 1998, partially offset by a decrease in goodwill amortization resulting from the disposition of ANS in January 1998 and the shutdown of GNN in the Company's fiscal 1997 restructuring.

Restructuring Charges

     In connection with a restructuring plan adopted in the third quarter of fiscal 1998, the Company recorded a $35 million restructuring charge associated with the restructuring of its AOL Studios brand group. The restructuring included the exiting of certain business activities, the termination of approximately 160 employees and the shutdown of certain subsidiaries and facilities. For additional information regarding this restructuring, refer to
Note 4 of the Notes to Consolidated Financial Statements.

     In connection with a restructuring plan adopted in the second quarter of fiscal 1997, the Company recorded a $49 million restructuring charge associated with the Company's change in business model, the reorganization of the Company into three operating units, the termination of approximately 300 employees and the shutdown of certain operating divisions and subsidiaries. As of September 30, 1997, substantially all of the restructuring activities had been completed and the Company reversed $1 million of the original restructuring accrual in the first quarter of fiscal 1998.

Acquired Research and Development

     The Company incurred a total of $80 million in acquired research and development charges in fiscal 1998 related to the acquisitions of Mirabilis, Ltd. ("Mirabilis"), Personal Library Software, Inc. ("PLS") and NetChannel, Inc. ("NetChannel").

     In June 1998, the Company acquired the assets, including the developmental ICQ instant communications and chat technology, and assumed certain liabilities of Mirabilis. The ICQ technology is an enabling technology for online communication. At the date of acquisition, Mirabilis reported 12 million registered trial users of which approximately half were active. The Company paid $287 million in cash and may pay up to $120 million in additional contingent purchase payments based on future performance levels. Prior to finalizing the accounting for this acquisition, the Company consulted with the Securities and Exchange Commission ("SEC"). The Company has concluded these discussions and believes that the accounting for this acquisition is in accordance with the SEC's position. The Company's Consolidated Statements of Operations reflect a one-time write-off of the amount of purchase price allocated to in-process research and development of $61 million.

     The Company allocated the excess purchase price over the fair value of net tangible assets acquired to identified intangible assets. In performing this allocation, the Company considered, among other factors, the attrition rate of the active users of the technology at the date of acquisition (estimated to be similar to the rate experienced by the AOL service) and the research and development projects in-process at the date of acquisition. With regard to the in-process research and development projects, the Company considered, among other factors, the stage of development of each project at the time of acquisition, the importance of each project to the overall development plan, and the projected incremental cash flows from the projects when completed and any associated risks. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the impact of potential changes in future target markets.

     The Company intends to incur in excess of $15 million, related primarily to salaries, to develop the in-process technology into commercially viable products over the next two years. Remaining development efforts are focused on addressing security issues, architecture stability and electronic commerce capabilities, and completion of these projects will be necessary before revenues are produced. The Company expects to begin to benefit from the purchased in-process research and development by its fiscal year 2000. If these projects are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

     The Company acquired PLS, a developer of information indexing and search technologies in January 1998 and NetChannel, a web-enhanced television company, in June 1998. These transactions were accounted for under the purchase method of accounting. In connection with the purchases of PLS and NetChannel, the Company recorded charges for acquired in-process research and development of $10 million related to each acquisition. The technology, market and development risk factors discussed above for the Mirabilis acquisition are also relevant and should be considered with regard to the acquisitions of PLS and NetChannel.

Contract Termination Charge

     In fiscal 1997, the Company recorded a contract termination charge of $24 million, which consists of unconditional payments associated with terminating certain information provider contracts which became uneconomic as a result of the Company's introduction of flat-rate pricing in December 1996.

Settlement Charges

     In fiscal 1998, the Company recorded a net settlement charge of $18 million in connection with the settlement of the Orman v. America Online, Inc. class action lawsuit filed in U.S. District Court for the Eastern District of Virginia alleging violations of federal securities laws between August 1995 and October 1996. The settlement is subject to final documentation and court approval. Included in the net settlement charge is an estimate of $17 million in insurance receipts.

     In fiscal 1997, the Company recorded a settlement charge of $24 million in connection with a legal settlement reached with various State Attorneys General and a preliminary legal settlement reached with various class action plaintiffs, to resolve potential claims arising out of the Company's introduction of flat-rate pricing and its representation that it would provide unlimited access to subscribers. Pursuant to these settlements, the Company agreed to make payments to subscribers, according to their usage of the AOL service, who may have been injured by their reliance on the Company's claim of unlimited access. These payments do not represent refunds of online service revenues, but are rather the compromise and settlement of allegations that the Company's advertising of unlimited access under its flat-rate pricing plan violated consumer protection laws. In the first quarter of fiscal 1998, the Company revised its estimate of the total liability associated with these matters, and reversed $1 million of the original settlement accrual.

Other Income (Expense), net

     Other income (expense) consists primarily of investment income and non-operating gains net of interest expense and non-operating charges. The Company had other income of $15 million and $6 million in fiscal 1998 and fiscal 1997, respectively. The increase in other income in fiscal 1998 was primarily attributable to the sale of certain available-for-sale securities and increases in net interest income partially offset by decreases in the allocation of losses to minority shareholders and increases in non-operating losses related to various investments.

Provision for Income Taxes

     The provision for income taxes was zero in fiscal 1998 and fiscal 1997. During 1998 the Company realized income subject to tax under accounting principles. However, unrecognized tax benefits from fiscal 1997 were available to reduce tax expense to zero. For additional information regarding income taxes, refer to Note 13 of the Notes to Consolidated Financial Statements.

Fiscal 1997 Compared to Fiscal 1996

Online Service Revenues

     For fiscal 1997,  online  service  revenues  increased from $992 million to
$1,429 million, or 44%, over fiscal 1996. This increase was primarily attributable to a 53% increase in the quarterly average number of AOL North American subscribers for fiscal 1997, compared to fiscal 1996, offset by a 6% decrease in the average monthly online service revenue per AOL North American subscriber. The average monthly online service revenue per AOL North American subscriber decreased from $17.96 in fiscal 1996 to $16.87 in fiscal 1997. This decrease was principally attributable to the availability of the Value Plan from July 1996 through November 1996, and the Flat-Rate Plan beginning in December 1996.

Advertising, Commerce and Other Revenues

     Advertising, commerce and other revenues increased by 150%, from $102 million in fiscal 1996 to $256 million in fiscal 1997. This increase was primarily attributable to more advertising on the Company's service, an increase in electronic commerce fees and an increase in merchandise sales. Advertising and electronic commerce fees increased by 717%, from $12 million in fiscal 1996 to $98 million in fiscal 1997. Merchandise sales increased by 152%, from $43 million in fiscal 1996 to $109 million in fiscal 1997, reflecting the impact of an expanded number of products offered for sale to the Company's larger membership base.

     The Company entered into a 40-month electronic commerce agreement in February 1997 (the "Agreement") with Tel-Save. Under the terms of the Agreement, the Company received $100 million in cash and warrants valued at $20 million (the "minimum contract value") as consideration related to a Tel-Save product offering to the Company's subscribers. The Agreement also contains a revenue-sharing arrangement that, based upon subscriber usage levels of the Tel-Save product offering, provides the Company with an opportunity to earn in excess of the $120 million minimum contract value. The Company recognized $24 million in advertising, commerce and other revenues during fiscal year 1997 pursuant to the Agreement. During fiscal year 1998, the Company entered into several amendments of this contract with Tel-Save. These Amendments extended the term of the contract and expanded the level of marketing services performed by the Company, in exchange for additional cash and warrants.

Cost of Revenues

     For fiscal 1997, cost of revenues increased from $654 million to $1,074 million, or 64%, over fiscal 1996, and increased as a percentage of total revenues from 59.8% to 63.7%.

     The increase in cost of revenues was primarily attributable to an increase in data network costs, host computer and network equipment costs, personnel and related costs associated with operating the data centers, data network and providing customer support and billing, the costs of merchandise sold and royalties paid to information and service providers. Data network costs increased primarily as a result of the larger customer base and more usage by customers. Host computer and network equipment costs increased primarily as a result of additional equipment added to support customer growth. Personnel and related costs were higher primarily due to customer support costs, which increased as a result of the larger customer base and network access problems encountered by subscribers upon the introduction of the Flat-Rate Plan. The costs of merchandise sold increased as a result of an increase in merchandise revenues. Royalties paid to information and service providers increased as a result of a larger customer base and more usage and the Company's addition of more service content to broaden the appeal of the AOL service.

     The increase in cost of revenues as a percentage of total revenues was primarily attributable to increases in leased equipment costs, the costs of merchandise sold and product development amortization expense. The aforementioned increase was partially offset by a decrease in data network costs resulting from a lower cost per hour, due to a higher percentage of the Company's data traffic being carried on AOLnet.

Marketing and Write-Off of Deferred Subscriber Acquisition Costs

     For fiscal 1997, marketing expenses increased from $220 million to $422 million, or 92%, over fiscal 1996, and increased as a percentage of total revenues from 20.1% to 25.0%.

     The increase in marketing expenses was primarily attributable to an increase in subscriber acquisition costs, which was impacted by a change in accounting estimate at September 30, 1996, that resulted in subscriber acquisition costs being currently expensed for periods subsequent to the first quarter of fiscal 1997, versus being capitalized and amortized over twenty-four months in fiscal 1996 and in the first quarter of fiscal 1997. The increase in marketing expenses as a percentage of total revenues was primarily attributable to increases in subscriber acquisition costs and general marketing costs, which include telemarketing and personnel. As a result of the aforementioned change in accounting estimate, the balance of deferred subscriber acquisition costs as of September 30, 1996, totaling $385 million, was written off. For additional information regarding this change, refer to Note 3 of the Notes to Consolidated Financial Statements.

     For fiscal 1997, marketing expenses, before capitalization and amortization, increased from $457 million to $493 million, or 8%, over fiscal 1996, and decreased as a percentage of total revenues from 41.8% to 29.3%. The increase in marketing expenses, before capitalization and amortization, was primarily attributable to an increase in general marketing costs, including telemarketing and personnel. The decrease in marketing expenses as a percentage of total revenues, before capitalization and amortization, was primarily the result of a slight decrease in subscriber acquisition costs, before capitalization and amortization, combined with the substantial growth in revenues.

Product Development

     For fiscal 1997, product development costs increased from $58 million to $79 million, or 36%, over fiscal 1996, and decreased as a percentage of total revenues from 5.3% to 4.7%. The increase in product development costs was primarily due to an increase in personnel costs related to an increase in the number of technical employees. The decrease in product development costs as a percentage of total revenues was primarily the result of the substantial growth in revenues, which more than offset the additional product development costs.

General and Administrative

     For fiscal 1997, general and administrative costs increased from $73 million to $127 million, or 74%, over fiscal 1996, and increased as a percentage of total revenues from 6.7% to 7.5%. The increase in general and administrative costs, and such costs as a percentage of total revenues, was principally attributable to higher office-related and personnel expenses, as a result of an increase in the number of employees and expansion of the Company's operations. The increase in office-related and personnel expenses included costs associated with certain subsidiaries that were present in fiscal 1997 only, including Digital City, Inc. and Imagination Network, Inc. (doing business as WorldPlay Entertainment, "WorldPlay").

Acquired Research and Development

     Acquired research and development costs, totaling $17 million in fiscal 1996, related to in-process research and development purchased pursuant to the Company's acquisition of Ubique, Ltd. ("Ubique") in September 1995.

Amortization of Goodwill and Other Intangible Assets

     Amortization of goodwill and other intangible assets decreased to $6 million in fiscal 1997 from $7 million in fiscal 1996. The decrease is primarily attributable to a write-off of the goodwill associated with GNN, partially offset by goodwill associated with various purchases made by the Company, including WorldPlay, which occurred in fiscal 1997. In connection with the fiscal 1997 restructuring charge (see Note 4 of the Notes to Consolidated Financial Statements), the Company wrote off approximately $8 million of capitalized goodwill associated with GNN.

Restructuring Charge

     In connection with a restructuring plan adopted in the second quarter of fiscal 1997, the Company recorded a $49 million restructuring charge associated with the Company's change in business model, the reorganization of the Company into three operating units, the termination of approximately 300 employees and the shutdown of certain operating divisions and subsidiaries.

Contract Termination Charge

     In fiscal 1997, the Company recorded a contract termination charge of $24 million, which consists of unconditional payments associated with terminating certain information provider contracts which became uneconomic as a result of the Company's introduction of flat-rate pricing in December 1996.

Settlement Charge

     In fiscal 1997, the Company recorded a settlement charge of $24 million in connection with a legal settlement reached with various State Attorneys General and a preliminary legal settlement reached with various class action plaintiffs, to resolve potential claims arising out of the Company's introduction of flat-rate pricing and its representation that it would provide unlimited access to subscribers. Pursuant to these settlements, the Company agreed to make payments to subscribers, according to their usage of the AOL service, who may have been injured by their reliance on the Company's claim of unlimited access. These payments do not represent refunds of online service revenues, but are rather the compromise and settlement of allegations that the Company's advertising of unlimited access under its flat-rate pricing plan violated consumer protection laws.

Other Income (Expense), net

     Other income (expense) consists primarily of investment income and non-operating gains net of interest expense and non-operating charges. The Company had other income of $6 million in fiscal 1997 and other expense of $3 million in fiscal 1996. The change in other income (expense) was primarily attributable to the allocation of losses to minority shareholders in fiscal 1997 and a charge in fiscal 1996 for the settlement of a class action lawsuit, partially offset by an increase in fiscal 1997 of non-operating losses related to various investments.

Provision for Income Taxes

     The provision for income taxes was $0 and $32 million in fiscal 1997 and fiscal 1996, respectively. For additional information regarding income taxes, refer to Note 13 of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

     The Company has financed its operations through cash generated from operations, the sale of its capital stock and the sale of convertible notes. The Company has financed its investments in facilities and telecommunications equipment principally through leasing. Net cash provided by (used in) operating activities was $411 million, $127 million and $(44) million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Net cash used in investing activities was $459 million, $220 million and $102 million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Included in investing activities for fiscal 1998 was $297 million for the purchase of property and equipment, $303 million in payments for the acquisitions of Mirabilis and NetChannel and net proceeds of $207 million from the Company's acquisition of CompuServe and disposition of ANS. Net cash provided by financing activities was $555 million, $99 million and $218 million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Included in financing activities for fiscal 1998 were $342 million in proceeds from convertible notes issued and sold in November 1997 (see below), $28 million in proceeds from other notes payable, and $114 million in proceeds from the sale of common stock pursuant to employee stock option and stock purchase plans. Included in financing activities for fiscal 1996 was approximately $140 million in proceeds from a public stock offering of common stock.

     At June 30, 1998, the Company had working capital of $36 million, compared to a working capital deficiency of $230 million at June 30, 1997. Current assets increased by $608 million, from $323 million at June 30, 1997 to $931 million at June 30, 1998, while current liabilities increased by $342 million, from $553 million to $895 million, over this same period. The increase in current assets was primarily attributable to an increase in cash and cash equivalents resulting from cash generated by operations and the other activities described above. The change in current liabilities was due to increases in other accrued expenses and liabilities, primarily related to an increase in accrued telecommunications costs, as well an increase in deferred subscriber and advertising and commerce revenues, and the deferred network services credit arising from the WorldCom Purchase and Sale transactions. During July 1998, the Company further improved its cash and working capital balances as a result of a public offering of common stock. The Company sold 5,390,000 shares of common stock and raised a total of $550 million in new equity. In November 1997, the Company sold $350 million of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes"). The Notes are convertible into the Company's common stock at a conversion rate of 19.15938 shares of common stock for each $1,000 principal amount of the Notes (equivalent to a conversion price of $52.19375 per share), subject to adjustment in certain events. Interest on the Notes is payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1998. The Notes may be redeemed at the option of the Company on or after November 14, 2000, in whole or in part, at the redemption prices set forth in the Notes. The Company also has available, to meet its working capital needs, a $200 million secured revolving credit facility with no amounts outstanding as of June 30, 1998.

     On January 31, 1998, the Company consummated the Purchase and Sale pursuant to which the Company transferred to WorldCom all of the issued and outstanding capital stock of ANS in exchange for the online services business of CompuServe Corporation ("CompuServe"), which was acquired by WorldCom shortly before the consummation of the Purchase and Sale, and $147 million in cash (excluding $15 million in cash received as part of the CompuServe online services business and after purchase price adjustments made at closing). Immediately after the consummation of the Purchase and Sale, the Company's European partner, Bertelsmann AG, paid $75 million to the Company for a 50% interest in a newly created joint venture to operate the CompuServe European online service. Each company invested an additional $25 million in cash in this joint venture. The Company generated $207 million in net cash as a result of the aforementioned transactions.

     In June 1998, the Company purchased Mirabilis for $287 million in cash (and contingent purchase price payments of up to $120 million) and NetChannel for $16 million in cash. For additional information regarding these acquisitions see
Note 8 of the Notes to Consolidated Financial Statements.

     The Company enters into multiple-year data communications agreements in order to support AOLnet. In connection with those agreements, the Company may commit to purchase certain minimum data communications services. Should the Company not require the delivery of such minimums, the Company's per hour data communications costs may increase. For additional information regarding the Company's commitments see Note 10 of the Notes to Consolidated Financial Statements.

     In May 1996, the Company entered into a joint venture with Mitsui & Co., ("Mitsui") and Nihon Keizai Shimbun, Inc. ("Nikkei") to offer interactive online services in Japan. In connection with the agreement, the Company received approximately $28 million through the sale of convertible preferred stock to Mitsui. The preferred stock had an aggregate liquidation preference of approximately $28 million and accrued dividends at a rate of 4% per annum. Accrued dividends could be paid in the form of additional shares of preferred stock. During May 1998, the preferred stock, together with accrued but unpaid dividends, was converted into 392,000 shares of common stock based on the fair market value of common stock at the time of conversion.

     The Company leases the majority of its facilities and equipment under non-cancelable operating leases, and is building AOLnet, its data communications network, as well as expanding its data center capacity. The buildout of AOLnet and the expansion of data center capacity requires a substantial investment in telecommunications and server equipment, as well as facilities. The Company plans to continue making significant investments in these areas. The Company is funding these investments, which are anticipated to total approximately $700 million in fiscal 1999, through a combination of leases, debt financing and cash purchases.

     The Company uses its working capital to finance ongoing operations and to fund marketing and the development of its products and services. The Company plans to continue to invest in subscriber acquisition, retention and brand marketing to expand its subscriber base, as well as in network, computing and support infrastructure. Additionally, the Company expects to use a portion of its cash for the acquisition and subsequent funding of technologies, content, products or businesses complementary to the Company's current business. The Company anticipates that available cash and cash provided by operating activities will be sufficient to fund its operations for the next twelve months.


                              AMERICA ONLINE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     Year ended June 30,
                                                                    ----------------------
                                                                     1998    1997    1996
                                                                    ------ -------- ------
                                                                    (Amounts in millions,
                                                                    except per share data)
Revenues:
Online service revenues...............................              $2,161  $1,429   $992
Advertising, commerce and other revenues..............                 439     256    102
                                                                    ------ -------- ------
Total revenues........................................               2,600   1,685  1,094
Costs and expenses:
Cost of revenues......................................               1,679   1,074    654
Marketing
Marketing.............................................                 374     422    220
Write-off of deferred subscriber acquisition costs....                   -     385      -
Product development...................................                  97      79     58
General and administrative............................                 232     127     73
Amortization of goodwill and other intangible assets..                  14       6      7
Restructuring charges.................................                  34      49      -
Acquired research and development.....................                  80       -     17
Contract termination charge...........................                   -      24      -
Settlement charges....................................                  17      24      -
                                                                    ------ -------- ------
Total costs and expenses..............................               2,527   2,190  1,029
Income (loss) from operations.........................                  73    (505)    65
Other income (expense), net...........................                  15       6    (3)
                                                                    ------ -------- ------
Income (loss) before provision for income taxes.......                  88    (499)    62
Provision for income taxes............................                   -       -    (32)
                                                                    ------ -------- ------
Net income (loss).....................................                 $88   $(499)   $30
                                                                    ====== ======== ======

Earnings (loss) per share:
Earnings (loss) per share-diluted.....................               $0.34  $(2.61) $0.14
Earnings (loss) per share-basic.......................               $0.42  $(2.61) $0.18
Weighted average shares outstanding-diluted...........                 260     191    215
Weighted average shares outstanding-basic.............                 210     191    171


                             See accompanying notes.


                              AMERICA ONLINE, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                                             June 30,
                                                                                         ----------------
                                                                                            1998    1997
                                                                                         --------- ------
                                                                                         (Amounts in millions,
                                                                                           except share data)
                                     ASSETS
Current assets:
Cash and cash equivalents...............................................................      $631   $124
Trade accounts receivable, less allowances of $19 million and $6 million, respectively..       105     65
Other receivables.......................................................................        92     26
Prepaid expenses and other current assets...............................................       103    108
                                                                                         --------- ------
Total current assets....................................................................       931    323

Property and equipment at cost, net.....................................................       363    233

Other assets:
Investments including available-for-sale securities.....................................       449     81
Restricted cash.........................................................................         -     50
Product development costs, net..........................................................        88     73
Goodwill and other intangible assets, net...............................................       381     59
Other assets............................................................................         3     14
                                                                                         --------- ------
                                                                                            $2,215   $833
                                                                                         ========= ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable...........................................................  ......    $87    $68
Other accrued expenses and liabilities...................................  ..............    433    299
Deferred revenue..........................................................  .............    242    166
Accrued personnel costs.................................................  ...............     57     20
Deferred network services credit.....................................  ..................     76      -
                                                                                          ------- ------
Total current liabilities.............................................  .................    895    553

Long-term liabilities:
Notes payable.......................................................  ...................    372     50
Deferred revenue.....................................................  ..................     71     86
Other liabilities.....................................................  .................      6      4
Deferred network services credit......................................  .................    273      -
                                                                                          ------- ------
Total liabilities...................................................  ...................  1,617    693

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, 0 and 1,000 shares issued
and outstanding at June 30, 1998 and 1997, respectively................................        -      -
Common stock, $.01 par value; 600,000,000 shares authorized, 219,986,247 and
200,377,942 shares issued and outstanding at June 30, 1998 and 1997, respectively......        2      2
Unrealized gain on available-for-sale securities.....................................  ..    145     17
Additional paid-in capital..........................................................  ...    874    628
Accumulated deficit.................................................................  ...   (423)  (507)
                                                                                          ------- ------
Total stockholders' equity........................................................  .....    598    140
                                                                                          ------- ------
                                                                                          $2,215   $833
                                                                                          ======= ======

                             See accompanying notes.


                              AMERICA ONLINE, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                Unrealized
                                                                                                 gain on
                                          Preferred stock      Common stock       Additional     available-
                                          ---------------   -----------------      Paid-in       for-sale      Accumulated
                                           Shares  Amount    Shares     Amount     Capital      securities        deficit     Total
                                          -------  ------   --------    ------   ---------------------------------------------------
                                                                     (Amounts in millions except share data)
Balances at June 30, 1995.........            -    $   -    153,456,536  $   2     $  253          $   -          $  (38)      $217
Common stock issued:
Exercise of options and warrants.........     -        -     20,740,676      -         48              -               -         48
Business acquisitions....................     -        -        931,004      -         17              -               -         17
Sale of stock, net.......................     -        -     10,123,784      -        142              -               -        142
Sale of preferred stock, net............. 1,000        -              -      -         28              -               -         28
Tax benefit related to stock options.....     -        -              -      -         32              -               -         32
Net income...............................     -        -              -      -          -              -              30         30
                                          -----    -----    -----------  -----    -------       --------        --------      ------
Balances at June 30, 1996...............  1,000        -    185,252,000      2        520              -              (8)       514
Common stock issued:
Exercise of options......................     -        -     13,866,522      -         70              -               -         70
Business acquisitions....................     -        -        758,450      -         16              -               -         16
Sale of stock, net.......................     -        -        500,970      -         11              -               -         11
Unrealized gain on available-for-sale
    securities..                              -        -              -      -         11             17               -         28
Net loss.................................     -        -              -      -          -              -            (499)      (499)
                                          -----   ------    -----------  -----    -------      ----------       ---------     ------
Balances at June 30, 1997................ 1,000        -    200,377,942      2        628             17            (507)      140

Effect of PersonaLogic pooling...........     -        -        345,107      -          8              -              (4)        4
Common stock issued:
Exercise of options......................     -        -     18,299,705      -        109              -               -       109
Business acquisitions....................     -        -        322,782      -         14              -               -        14
Sale of stock, net.......................     -        -        248,711      -          7              -               -         7
Amortization of compensatory stock
    options.                                  -        -             -       -         30              -               -        30
Unrealized gain on available-for-sale
    securities..                              -        -             -       -         78            128               -       206
Conversion of preferred stock to
    common stock.....                    (1,000)       -       392,000       -          -              -               -         -
Net income..........................          -        -             -       -          -              -              88        88
                                         ------   ------   -----------  ------     -------      ---------        --------     ------
Balances at June 30, 1998...............     -     $   -   219,986,247      $2     $  874         $  145          $ (423)     $598
                                         ======   ======   ===========  ======     =======      =========        ========     ======


                             See accompanying notes.



                              AMERICA ONLINE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year ended June 30,
                                                                                        ---------------------
                                                                                         1998   1997    1996
                                                                                        ------ ------- ------
                                                                                        (Amounts in millions)
Cash flows from operating activities:
Net income (loss)......................................................................   $88   $(499)   $30
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Write-off of deferred subscriber acquisition costs.....................................     -     385      -
Non-cash restructuring charges.........................................................    11      22      -
Depreciation and amortization..........................................................   135      65     35
Amortization of deferred network services credit.......................................   (32)      -      -
Charge for acquired research and development...........................................    80       -     17
Compensatory stock options.............................................................    30       -      -
Gain on sale of investments............................................................   (17)      -     (2)
Amortization of subscriber acquisition costs...........................................     -      59    126
Changes in assets and liabilities, net of the effects of acquisitions and dispositions:
Trade accounts receivable..............................................................     1     (16)   (17)
Other receivables......................................................................   (67)      2    (12)
Prepaid expenses and other current assets..............................................    28     (44)   (40)
Deferred subscriber acquisition costs..................................................     -    (130)  (363)
Other assets...........................................................................   (12)     (6)   (11)
Investments including available-for-sale securities....................................   (40)    (30)     5
Accrued expenses and other current liabilities.........................................   147     105    137
Deferred income taxes..................................................................     -       -     33
Deferred revenue and other liabilities.................................................    59     214     18
                                                                                        ------ ------- ------
Total adjustments......................................................................   323     626    (74)
                                                                                        ------ ------- ------
Net cash provided by (used in) operating activities....................................   411     127    (44)
Cash flows from investing activities:
Purchase of property and equipment.....................................................  (297)   (149)   (58)
Product development costs..............................................................   (51)    (57)   (33)
Proceeds from sale of investments......................................................    24       -      -
Purchase of available-for-sale securities..............................................   (18)     (3)   (12)
Net payments for acquisitions of Mirabilis/NetChannel..................................  (303)      -      -
Other investing activities.............................................................   (21)    (11)     1
Net proceeds from acquisition of CompuServe/disposition of ANS.........................   207       -      -
                                                                                        ------ ------- ------
Net cash used in investing activities..................................................  (459)   (220)  (102)
Cash flows from financing activities:
Proceeds from issuance of common and preferred stock, net..............................   114      99    217
Proceeds from sale and leaseback of property and equipment.............................    70      20      -
Principal and accrued interest payments on line of credit and debt.....................   (50)    (21)    (2)
Proceeds from line of credit and issuance of debt......................................   371      51      3
Restricted cash........................................................................    50     (50)     -
                                                                                        ------ ------- ------
Net cash provided by financing activities..............................................   555      99    218
                                                                                        ------ ------- ------
Net increase in cash and cash equivalents..............................................   507       6     72
Cash and cash equivalents at beginning of year.........................................   124     118     46
                                                                                        ------ ------- ------
Cash and cash equivalents at end of year...............................................  $631    $124   $118
                                                                                        ====== ======= ======
Supplemental cash flow information Cash paid during the year for:
Interest...............................................................................   $10      $2     $2


                             See accompanying notes.

                              AMERICA ONLINE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

     America Online, Inc. ("the Company") was incorporated in the State of Delaware in May 1985. The Company, based in Dulles, Virginia, is the leading provider of international Internet online services, offering its subscribers a wide variety of services, including electronic mail, conferencing, software, computing support, interactive magazines and newspapers and online classes, as well as easy access to services of the Internet. In addition, the Company provides businesses with fully managed services that include Internet connections, remote dial access, security solutions, Virtual Private Network and Web hosting services.

Note 2. Summary of Significant Accounting Policies

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Business Combinations. Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value to the Company at the date of acquisition. Amounts allocated to in-process research and development are expensed in the period of acquisition.

     Other business combinations have been accounted for under the pooling of interests method of accounting. In such cases, the assets, liabilities and stockholders' equity of the acquired entities were combined with the Company's respective accounts at recorded values. Prior period financial statements have been restated to give effect to the merger unless the effect of the business combination is not material to the financial statements of the Company.

     Revenue Recognition. Online service revenues are recognized over the period that services are provided. Other revenues, which consist principally of electronic commerce and advertising revenues, as well as data network service revenues, are recognized as the services are performed or when the goods are delivered. Deferred revenue consists primarily of prepaid electronic commerce and advertising fees and monthly and annual prepaid subscription fees billed in advance.

     Property and Equipment. Property and equipment are depreciated or amortized using the straight-line method over the following estimated useful lives:


           Computer equipment and internal software..   3 to 5 years
           Buildings and related improvements........ 15 to 40 years
           Leasehold improvements....................  4 to 10 years
           Furniture and fixtures....................        5 years


     Subscriber Acquisition. Costs The Company accounts for subscriber acquisition costs pursuant to Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). As a result of the Company's change in accounting estimate (see Note 3), effective October 1, 1996, the Company began expensing all costs of advertising as incurred.

     Prior to October 1, 1996, the Company accounted for the cost of direct response advertising as deferred subscriber acquisition costs to comply with the criteria of SOP 93-7. These costs consist solely of the costs of marketing programs which result in subscriber registrations without further effort required by the Company. Direct response advertising costs, relate directly to subscriber solicitations and principally include the printing, production and shipping of starter kits and the costs of obtaining qualified prospects by various targeted direct marketing programs and from third parties. These subscriber acquisition costs have been incurred for the solicitation of specifically identifiable prospects. The deferred costs were amortized, beginning the month after such costs were incurred, over a period determined by calculating the ratio of current revenues related to direct response advertising versus the total expected revenues related to this advertising, or twenty-four months, whichever was shorter. All other costs related to the acquisition of subscribers, as well as general marketing costs, were expensed as incurred. No indirect costs are included in deferred subscriber acquisition costs.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     On a quarterly basis, management reviewed the estimated future operating results of the Company's subscriber base in order to evaluate the recoverability of deferred subscriber acquisition costs and the related amortization period. Management's assessment of the recoverability and amortization period of deferred subscriber acquisition costs was subject to change based upon actual results and other factors.

     Product Development. Costs The Company's online service is comprised of various features which contribute to the overall functionality of the service. The overall functionality of the service is delivered primarily through the Company's four products (AOL and CompuServe for Windows and Macintosh). The Company capitalizes costs incurred for the production of computer software used in the sale of its services. Capitalized costs include direct labor and related overhead for software produced by the Company and the cost of software purchased from third parties. All costs in the software development process which are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are capitalized until the software has completed beta testing and is generally available. To the extent the Company retains the rights to software development funded by third parties, such costs are capitalized in accordance with the Company's normal accounting policies. Amortization, a cost of revenue, is provided on a product-by-product basis, using the greater of the straight-line method or the current year revenue as a percent of total revenue estimates for the related software product, not to exceed five years, commencing the month after the date of product release. Quarterly, the Company reviews and expenses the unamortized cost of any feature identified as being impaired. The Company also reviews recoverability of the total unamortized cost of all features and software products in relation to estimated online service and relevant other revenues and, when necessary, makes an appropriate adjustment to net realizable value.

     Capitalized product development costs consist of the following:


                                      Year ended
                                       June 30,
                                      -----------
         (in millions)                1998  1997
                                      ----- -----
         Balance, beginning of year..  $73   $44
         Costs capitalized...........   51    56
         Costs amortized.............  (36)  (27)
                                      ----- -----
         Balance, end of year........  $88   $73
                                      ===== =====


     The accumulated amortization of product development costs related to the production of computer software totaled $72 million and $43 million at June 30, 1998 and 1997, respectively.

     Included in product development costs are research and development costs totaling $38 million, $23 million and $22 million and other product development costs totaling $57 million, $56 million and $36 million in the years ended June 30, 1998, 1997 and 1996, respectively.

     Investments. The Company has various investments, including foreign joint ventures, that are accounted for under the equity method of accounting. All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company's share of the investee's earnings or loss is included in consolidated operating results. To date, the Company's basis and current commitments in its investments accounted for under the equity method of accounting have been minimal. As a result, these investments have not significantly impacted the Company's results of operations or its financial position.

     All other investments, for which the Company does not have the ability to exercise significant influence or for which there is not a readily determinable market value, are accounted for under the cost method of accounting. Dividends and other distributions of earnings from investees, if any, are included in income when declared. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting and as of June 30, 1998 and 1997, such investments were recorded at the lower of cost or estimated net realizable value.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Goodwill and Other Intangible. Assets Goodwill and other intangible assets relate to purchase transactions and are amortized on a straight-line basis over periods ranging from 2-10 years. As of June 30, 1998 and 1997, accumulated amortization was $12 million. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or render the goodwill not recoverable. If such circumstances arise, the Company would use an estimate of the undiscounted value of expected future operating cash flows to determine whether the goodwill is recoverable.

     Cash, Cash Equivalents, Investments and Restricted Cash. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company has classified all debt and equity securities as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis.

     As of June 30, 1998, the Company had additional available-for-sale equity investments (classified in other long-term assets) in public companies with a fair market value of $266 million and a cost basis of $32 million. The unrealized gain of $145 million, net of tax, has been recorded as a separate component of stockholders' equity. Included in the $266 million is an investment in Excite, Inc. of $230 million.

     As of June 30, 1997, the Company had an available-for-sale equity investment (classified in other long-term assets) in a public company with a fair market value of $38 million and a cost basis of $9 million. The unrealized gain of $17 million, net of tax, has been recorded as a separate component of stockholders' equity.

     Restricted cash was related to a financial covenant required under the Company's senior secured revolving credit facility ("Credit Facility"). For further information on the Credit Facility, refer to Note 11.

     In January 1997, the Securities and Exchange Commission issued new rules requiring disclosure of the Company's accounting policies for derivatives and market risk disclosure. The Company does not have any derivative financial instruments  as of June 30,  1998,  and  believes  that the  interest  rate risk associated with its borrowings and market risk associated with its available-for-sale securities are not material to the results of operations of the Company. The available-for-sale securities subject the Company's financial position to market rate risk.

     Financial Instruments. The carrying amounts for the Company's cash and cash equivalents, trade accounts and other receivables, restricted cash, other assets, trade accounts payable, accrued expenses and liabilities and other liabilities approximate fair value. The fair market value for notes payable (see
Note 11) and investments including available-for-sale securities (see Note 2) is based on quoted market prices where available.

     Barter Transactions. The Company barters advertising for products and services. Such transactions are recorded at the lower of the estimated fair value of the products or services received or given. Revenue from barter transactions is recognized when advertising is provided, and services received are charged to expense when used.

     Net Income  (Loss) per Common  Share.  The  Company  calculates  net income
(loss) per share as required by SFAS No. 128, "Earnings per Share." SFAS 128 replaced the calculation of primary and fully diluted earnings per share with the basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share amounts have been restated to conform to SFAS 128 requirements where appropriate (see
Note 7).

     Stock-Based Compensatio. During 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans (see Note 15).

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Reclassification. Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Recent Pronouncements. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report by major components and in total, the change in its net assets during the period from non-owner sources. The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. Both Statements are effective for fiscal years beginning after December 15, 1997. Adoption of these standards will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect, while not yet determined by the Company, will be limited to the presentation of its disclosures.

Note 3. Change in Accounting Estimate

     As a result of a change in accounting estimate, the Company recorded a charge of $385 million ($2.02 per share), as of September 30, 1996, representing the balance of deferred subscriber acquisition costs as of that date. The Company previously had deferred the cost of certain marketing activities, to comply with the criteria of Statement of Position 93-7, "Reporting on Advertising Costs", and then amortized those costs over a period determined by calculating the ratio of current revenues related to direct response advertising versus the total expected revenues related to this advertising, or twenty-four months, whichever was shorter. For further information on subscriber acquisition costs, refer to Note 2. The Company's changing business model, which includes flat-rate pricing for its online service, increasingly is expected to reduce its reliance on online service subscriber revenues for the generation of revenues and profits. This changing business model, coupled with a lack of historical experience with flat-rate pricing, created uncertainties regarding the level of expected future economic benefits from online service subscriber revenues. As a result, the Company believed it no longer had an adequate accounting basis to support recognizing deferred subscriber acquisition costs as an asset.

Note 4. Restructuring Charges

     In connection with a restructuring plan adopted in the third quarter of fiscal 1998, the Company recorded a $35 million restructuring charge associated with the restructuring of its AOL Studios brand group. The restructuring included the exiting of certain business activities, the termination of approximately 160 employees and the shutdown of certain subsidiaries and facilities. The restructuring charge is comprised of costs to terminate third party agreements associated with exiting certain business activities totaling $15 million, severance related costs of $11 million, the write-off of impaired assets of $7 million and facilities shutdown and other costs of $2 million.

     The following table summarizes the activity in the restructuring accrual during the fiscal year ended June 30, 1998. The balance of the restructuring accrual at June 30, 1998 is included in other accrued expenses and liabilities on the consolidated balance sheet and is anticipated to be paid in fiscal 1999.


           (in millions)
                                                    -----
           Restructuring charge....................  $35
           Payments................................  (18)
           Non-cash adjustments....................  (13)
                                                    -----
           Restructuring accrual at June 30, 1998..   $4
                                                    =====

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     In connection with a restructuring plan adopted in the second quarter of fiscal 1997, the Company recorded a $49 million restructuring charge associated with the Company's change in business model, the reorganization of the Company into three operating units, the termination of approximately 300 employees and the shutdown of certain operating divisions and subsidiaries. As of September 30, 1997, substantially all of the restructuring activities had been completed and the Company reversed $1 million of the original restructuring accrual.

Note 5. Contract Termination Charge

     In fiscal 1997, the Company recorded a contract termination charge of $24 million, which consisted of unconditional payments associated with terminating certain information provider contracts which became uneconomic as a result of the Company's introduction of flat-rate pricing in December 1996. Subsequent to the contract terminations, the Company entered into new agreements with these information providers.

Note 6. Settlement Charges

     In fiscal 1998, the Company recorded a net settlement charge of $18 million in connection with the settlement of the Orman v. America Online, Inc., class action lawsuit filed in the U.S. District Court for the Eastern District of Virginia alleging violations of federal securities laws between August 1995 and October 1996. The settlement is subject to final documentation and court approval. At June 30, 1998, the Company had accrued a settlement charge of $35 million in other accrued expenses and liabilities and a receivable of $17 million related to the estimated insurance receipts in other receivables.

     In fiscal 1997, the Company recorded a settlement charge of $24 million in connection with a legal settlement reached with various State Attorneys General and a preliminary legal settlement reached with various class action plaintiffs, to resolve potential claims arising out of the Company's introduction of flat-rate pricing and its representation that it would provide unlimited access to its subscribers. Pursuant to these settlements, the Company agreed to make payments to subscribers, according to their usage of the AOL service, who may have been injured by their reliance on the Company's claim of unlimited access. These payments do not represent refunds of online service revenues, but are rather the compromise and settlement of allegations that the Company's advertising of unlimited access under its flat-rate plan violated consumer protection laws. In fiscal 1998, the Company revised its estimate of the total liability associated with these matters and reversed $1 million of the original settlement accrual.

Note 7. Earnings (Loss) Per Share

     The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended June 30, 1998, 1997 and 1996:


(in millions except for per share data)                                            1998   1997    1996
                                                                                  ----- -------- -----
Numerator for basic and diluted earnings per share - Net income (loss)...........   $88   $(499)   $30
                                                                                  ===== ======== =====
Denominator
Denominator for basic earnings per share - Weighted average shares...............   210     191    171
Effect of dilutive securities:
Employee stock options...........................................................    43       -     35
Warrants.........................................................................     7       -      9
Convertible debt.................................................................     -       -      -
Convertible preferred stock......................................................     -       -      -
                                                                                  ----- -------- -----
Dilutive potential common shares.................................................    50       -     44
                                                                                  ----- -------- -----
Denominator for diluted earnings per share - Adjusted weighted average shares
    and assumed conversions......................................................   260     191    215
                                                                                  ===== ======== =====
Basic earnings (loss) per share.................................................. $0.42  $(2.61) $0.18
                                                                                  ===== ======== =====
Diluted earnings (loss) per share................................................ $0.34  $(2.61) $0.14
                                                                                  ===== ======== =====

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 8. Business Combinations

Purchase Transactions

   Acquisition of CompuServe Corporation

     In January 1998, the Company consummated a Purchase and Sale Agreement (the "Purchase and Sale") by and among the Company, ANS Communications, Inc. ("ANS"), a then wholly-owned subsidiary of the Company, and WorldCom, Inc. ("WorldCom") pursuant to which the Company transferred to WorldCom all of the issued and outstanding capital stock of ANS in exchange for the online services business of CompuServe Corporation ("CompuServe"), which was acquired by WorldCom shortly before the consummation of the Purchase and Sale, and $147 million in cash
(excluding $15 million in cash received as part of the CompuServe online services business and after purchase price adjustments made at closing). The transaction was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition.

     Prior to the sale, ANS was a data communications and network service provider whose primary customer was the Company. The Company sold ANS and its network infrastructure, related equipment and personnel capable of managing the network and simultaneously executed a network services agreement (the "Services Agreement") with WorldCom. The Services Agreement calls for WorldCom to provide network management services and data communications services for a five-year period. WorldCom will utilize the purchased ANS assets to provide such services to the Company. The sale of ANS was an integral part of the Services Agreement.

     The Services Agreement provides the Company with exclusive use during peak usage periods of ANS's portion of the Company's analog dial up network sold with ANS (the "Network") and provides that the title to the modems and related equipment necessary to operate the Network will revert to the Company upon termination or expiration of the Services Agreement. The Company will then pay an amount equal to book value of the modems as set forth on ANS's financial statements and will assume any operating lease arrangements for modems as of such date. The Services Agreement provides the Company with significant continuing involvement and influence over the ANS network assets sold.

     The excess of the cash and the fair value of the CompuServe business received over the book value of ANS amounted to $381 million, which will be amortized on a straight-line basis over the five-year term of the Services Agreement as a reduction of network services expense within cost of revenues. Such amount has been classified as a deferred network services credit on the consolidated balance sheet. During the year ended June 30, 1998, the Company reduced cost of revenues by approximately $32 million due to the amortization of the deferred network services credit.

     In connection with the acquisition of CompuServe, the Company preliminarily recorded approximately $106 million in goodwill and other intangible assets, which are being amortized on a straight-line basis over periods of three to seven years.

     Immediately after the consummation of the Purchase and Sale, the Company's European partner, Bertelsmann AG, paid $75 million to the Company for a 50% interest in a newly created joint venture to operate the CompuServe European online service. Both the Company and Bertelsmann AG invested an additional $25 million in cash in this joint venture. The Company will account for this transaction under the equity method of accounting in accordance with the terms of the securities issued in the joint venture.

     Based on the current level of commitments that the Company has with WorldCom, aggregate modem payments under the Services Agreement will approximate $1.5 billion over the term of the Services Agreement.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Acquisition of Mirabilis, Ltd.

     In June 1998, the Company purchased the assets, including the developmental ICQ instant communications and chat technology, and assumed certain liabilities of Mirabilis, Ltd. ("Mirabilis") for $287 million in cash. Mirabilis was a development stage enterprise that had generated no revenues. In addition, contingent purchase payments, based on future performance levels, of up to $120 million may be made over three years beginning in the Company's fiscal year 2001. Prior to finalizing the accounting for this acquisition, the Company consulted with the Securities and Exchange Commission ("SEC"). The Company has concluded these discussions and believes that the accounting for this acquisition is in accordance with the SEC's position. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the financial statements as of the date of acquisition, and the assets and liabilities were recorded based upon their fair values at the date of acquisition.

         The Company has allocated the excess purchase price over the fair value of net tangible assets acquired to the following identifiable intangible assets: goodwill and strategic value, existing technology, base of trial users, ICQ tradename and brand and in-process research and development. As of the acquisition date, technological feasibility of the in-process technology has not been established and the technology has no alternative future use; therefore, the Company has expensed the amount of purchase price allocated to in-process research and development of approximately $61 million as of the date of the acquisition in accordance with generally accepted accounting principles.

     The amount of purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 25%, which represents a premium to the Company's cost of capital. The estimated revenues assume average compound annual revenue growth rates of 135% during 2000 - 2004. Estimated total revenues from the purchased in process projects peak in the year 2004 and decline through 2006 as other new products are expected to be introduced. These projections are based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions. The remaining identified intangibles, including goodwill that may result from any future contingent purchase payments, will be amortized on a straight-line basis over lives ranging from 5 to 10 years. If these projects are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

     The following unaudited pro forma information has been prepared assuming that the sale of ANS and the acquisitions of CompuServe and Mirabilis had taken place at the beginning of the respective periods presented. The amount of the aggregate purchase price allocated to in-process research and development for the Mirabilis acquisition has been excluded from the pro forma information as it is a non-recurring item. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place at the beginning of the period, nor is it necessarily indicative of results that may occur in the future.


                                                      Pro Forma
                                                    For the years
                                                   ended June 30,
                                                   ---------------

              (in millions, except per share data)  1998    1997
                                                   ------ --------
                                                     (unaudited)
              Revenue............................. $2,734  $2,002
              Income (loss) from operations.......   $157   $(473)
              Net income (loss)...................   $172   $(467)
              Earnings (loss) per share-diluted...  $0.66  $(2.44)
              Earnings (loss) per share-basic.....  $0.82  $(2.44)

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Other Business Combinations

     In January 1998,  the Company  acquired  Personal  Library  Software,  Inc.
("PLS"), a developer of information indexing and search technologies, in a transaction that was accounted for under the purchase method of accounting. The total purchase price was approximately $15 million, comprised of approximately $9 million in stock and $6 million in assumed liabilities. In connection with this transaction, the Company recorded a charge for acquired in-process research and development of $10 million in the quarter ended March 31, 1998.

     In June 1998, the Company acquired NetChannel, Inc. ("NetChannel") a web-enhanced television company, in a transaction accounted for under the purchase method of accounting. Total purchase price was approximately $31 million, comprised of $16 million in cash and $15 million in assumed liabilities. In connection with this transaction, the Company recorded a charge of approximately $10 million for acquired in-process research and development in the quarter ended June 30, 1998.

     In August 1996, the Company purchased 100% of the outstanding common stock of the ImagiNation Network, Inc. ("INN"), by issuing 725,000 shares of its common stock for a total purchase price of approximately $15 million. The acquisition was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition.

     In September 1995, the Company acquired Ubique, Ltd. ("Ubique"), an Israeli company, in a transaction accounted for under the purchase method of accounting. A total of 777,064 shares of the Company's common stock were issued and approximately $2 million was paid in exchange for all the outstanding equity and related rights of Ubique. Additionally, 87,792 shares of the Company's common stock were reserved for outstanding stock options issued by Ubique and assumed by the Company. Approximately $17 million of the aggregate purchase price was allocated to in-process research and development and was charged to the Company's operations at the time of the acquisition.

     The proforma effect of the PLS, NetChannel, INN and Ubique transactions are immaterial for all periods presented.

Pooling Transaction

     In February 1996, the Company completed its merger with Johnson-Grace Company ("Johnson-Grace"), in which Johnson-Grace became a wholly-owned subsidiary of the Company. The Company exchanged 3,235,556 shares of common stock for all the outstanding common and preferred stock of Johnson-Grace. Additionally, 144,858 shares of the Company's common stock were reserved for outstanding stock options issued by Johnson-Grace and assumed by the Company. The merger was accounted for under the pooling of interests method of accounting and, accordingly, the accompanying consolidated financial statements were restated to include the accounts and operations of Johnson-Grace for all periods presented prior to the merger. In connection with the merger of the Company and Johnson-Grace, merger expenses of $1 million were recognized during 1996.

     Johnson-Grace had a fiscal year end of March 31 and, accordingly, the Company's retained earnings were adjusted by $1 million to reflect Johnson-Grace's results of operations for the three months ended June 30, 1995, which were not included in the Company's results of operations.

     Johnson-Grace's revenues, adjusted for intercompany sales, during the nine months ended March 31, 1996, and the years ended June 30, 1995 and 1994, were minimal. During the nine months ended March 31, 1996, and the year ended June 30, 1995, Johnson-Grace's net loss was $4 million and $2 million, respectively.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 9. Property and Equipment

     Property and equipment consist of the following:

                                                                    June 30,
                                                                   ---------
                  (in millions)                                    1998 1997
                                                                   ---- ----
                  Land............................................  $24   $4
                  Buildings and related improvements..............   98   38
                  Leasehold and network improvements..............   90   50
                  Furniture and fixtures..........................   14   11
                  Computer equipment and internal software........  217  159
                  Construction in progress........................   23   28
                                                                   ---- ----
                                                                    465  290
                  Less accumulated depreciation and amortization..  103   57
                                                                   ---- ----
                  Net property and equipment...................... $363 $233
                                                                   ==== ====

     The Company's depreciation and amortization expense for the years ended June 30, 1998, 1997 and 1996 totaled $69 million, $18 million and $14 million, respectively.

Note 10. Commitments and Contingencies

     The Company leases facilities and equipment primarily under several long-term operating leases, certain of which have renewal options. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consist of the following:

                  (in millions)
                  Year ending June 30,
                  -------------------- -----
                  1999................  $219
                  2000................   163
                  2001................    85
                  2002................    35
                  2003................    14
                  Thereafter..........    10
                                       -----
                                       $ 526
                                       =====

     The Company's rental expense under operating leases in the years ended June 30, 1998, 1997 and 1996, totaled approximately $243 million, $143 million and $48 million, respectively.

     The Company has guaranteed monthly usage levels of data and voice communications with some of its network providers and commitments related to the construction of an additional office building. The remaining commitments are $897 million, $886 million, $845 million and $813 million for the years ending June 30, 1999, 2000, 2001 and 2002, respectively. The related expense for the years ended June 30, 1998, 1997 and 1996, was $958 million, $405 million and $278 million, respectively.

     The Company is a party to various litigation matters, investigations and proceedings, including a lawsuit filed on behalf of shareholders against the Company and its chief executive officer and then chief financial officer alleging violations of the federal securities laws. That class action lawsuit was filed in federal court in Alexandria, Virginia against the Company, its officers, outside directors and its auditors in February 1997. In July 1997, the court dismissed the complaint, finding that the allegations of the complaint were not sufficiently specific. The plaintiffs filed an amended complaint in September 1997, this time naming the Company, its chief executive officer and its chief financial officer as defendants. The Company has entered into a preliminary agreement to settle the action, subject to negotiation of final documentation and approval by the court. As part of the settlement, the Company will make $35 million in payments, a substantial portion of which it expects to be covered by insurance. A shareholder derivative suit related to such class action lawsuit has also been filed in Delaware chancery court against certain current and former directors of the Company and remains pending. The Company has entered into a preliminary agreement to settle the shareholder derivative suit, subject to negotiation of final documentation and approval by the Delaware chancery court, on terms that will not have a material adverse effect on the financial condition or results of operations of the Company.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The Company, one of its subsidiaries and two officers are named in a lawsuit alleging, among other matters, that the Company breached an agreement and has monopolized and attempted to monopolize an alleged market for online games. The Company filed a counterclaim alleging defamation and breach of contract. While the complaint originally sought more than $100 million in damages and requested injunctive relief, the parties have settled the case on terms that will not have a material adverse effect on the financial condition or results of operations of the Company.

     In late May 1998, the Company entered into an Assurance of Voluntary Compliance with representatives of the offices of 44 State Attorneys General regarding the Company's advertising, consumer and marketing practices. The Assurance provides that the Company will provide additional disclosures in its advertising and marketing materials and individualized notice to members of material changes in the member agreement or increases in member fees. The Assurance also requires the Company to make a payment to the states to cover investigative costs and fund future Internet consumer protection and education efforts and contains other terms which will not have a material adverse effect on the financial condition or results of operations of the Company.

     The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position and results of operations.

Note 11. Notes Payable

     During September 1997, the Company borrowed approximately $29 million in a refinancing of one of its office buildings. The note is collateralized by the Company's office building and carries interest at a fixed rate of 7.46%. The note amortizes on a straight-line basis over a term of 25 years and if not paid in full at the end of 10 years, the interest rate, from that point forward, is subject to adjustment.

     On November 17, 1997, the Company sold $350 million of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes"). The Notes are convertible into the Company's common stock at a conversion rate of 19.15938 shares of common stock for each $1,000 principal amount of the Notes (equivalent to a conversion price of $52.19375 per share), subject to adjustment in certain events and at the holders option. Interest on the Notes is payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1998. The Notes may be redeemed at the option of the Company on or after November 14, 2000, in whole or in part, at the redemption prices set forth in the Notes. At June 30, 1998, the fair value of the Notes exceeded the carrying value by $385 million as estimated by using quoted market prices.

     Notes payable at June 30, 1997, totaled $50 million and consists of a two year senior secured revolving credit facility ("Credit Facility"). The Company anticipates using the Credit Facility for the purpose of supporting its continuing growth and network expansion. The interest rate on the Credit Facility is 100 basis points above the London Interbank Offered Rate and interest is paid periodically, but at least quarterly. The Credit Facility is subject to certain financial covenants and is payable in full at the end of the two year term, on July 1, 1999. As of June 30, 1998, there are no outstanding amounts on the Credit Facility.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 12. Other Income (Expense)

     The following table summarizes the components of other income:

                                                     Year ended June 30
                                                     -----------------
     (in millions)                                   1998  1997  1996
                                                     ----- ----- -----
     Interest income................................ $ 27   $ 7    $7
     Interest expense...............................  (13)   (2)   (1)
     Allocation of losses to minority shareholders..    6    15     -
     Equity investment income/(losses)..............   (7)   (5)   (1)
     Gain (loss) on investments.....................    7    (9)    1
     Other income (expense).........................   (5)    -    (9)
                                                     ----- ----- -----
                                                      $15    $6   $(3)
                                                     ===== ===== =====

Note 13. Income Taxes

     The provision for income taxes is attributable to:

                                                                                Year Ended June 30,
                                                                                -------------------
     (in millions)                                                               1998   1997   1996
                                                                                ------ ------ -----
     Income before provision for income taxes..................................     $-     $-   $32
                                                                                ------ ------ -----
     Charge in lieu of taxes attributable to the Company's stock option plans..      -      -    32
                                                                                ------ ------ -----
                                                                                    $-     $-   $32
                                                                                ====== ====== =====

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:


                                                                              Year Ended June 30,
                                                                              ------------------
       (in millions)                                                          1998   1997   1996
                                                                              ----- ------- ----
       Income tax at the federal statutory rate of 35%.......................  $31   $(175)  $21
       State income tax, net of federal benefit..............................    6     (15)    3
       Nondeductible charge for purchased research and development...........   28       -     6
       Valuation allowance changes affecting the provision for income taxes..  (72)    187     1
       Other.................................................................    7       3     1
                                                                              ----- ------- ----
                                                                               $ -      $-   $32
                                                                              ===== ======= ====

     As of June 30, 1998, the Company has net operating loss carryforwards of approximately $1,022 million for tax purposes which will be available to offset future taxable income. If not used, these carryforwards will expire between 2001 and 2013. To the extent that net operating loss carryforwards, when realized, relate to stock option deductions, the resulting benefits will be credited to stockholders' equity.

     The Company's income tax provision was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                      June 30
                                                   -------------
(in millions)                                       1998   1997
                                                   ------ ------
Short term:
Short term deferred tax assets:
Restructure reserve...............................   $23     $8
Valuation allowance...............................   (18)    (7)
                                                   ------ ------
Total.............................................    $5     $1
                                                   ====== ======
Long term:
Long term deferred tax liabilities:
Capitalized software costs........................   (33)   (24)
Unrealized gain on available-for-sale securities..   (89)     -
                                                   ------ ------
Total.............................................  (122)   (24)
Long term deferred tax assets:
Net operating loss carryforwards..................   388    300
Deferred network services credit..................   131      -
Valuation allowance...............................  (402)  (275)
                                                   ------ ------
Total.............................................   117     25
                                                   ------ ------
Net long term deferred liabilities................   $(5)   $(1)
                                                   ====== ======

     The valuation allowance for deferred tax assets increased by $138 million in fiscal 1998. The increase in this allowance was primarily due to the current year exercise of stock options, which will result in future tax deductions. The related benefit of $309 million is recorded to stockholders' equity as it is realized. This increase was offset by (1) the generation of deferred tax liabilities of approximately $89 million arising from the tax effect of unrealized gains on available-for-sale securities, recorded against stockholders' equity and (2) the utilization of net operating losses relating to book taxable income of approximately $73 million resulting in valuation allowance changes affecting the provision for income taxes.

     The Company has net operating loss carryforwards for tax purposes ("NOLs") and other deferred tax benefits that are available to offset future taxable income. Only a portion of the NOLs is attributable to operating activities. The remainder of the NOLs is attributable to tax deductions related to the exercise of stock options.

     Prior to the third quarter of fiscal 1998, the Company followed the practice of computing its income tax expense using the assumption that current year stock option deductions were used first to offset its financial statement income. NOLs could then offset any excess of financial statement income over current year stock option deductions. Because stock option deductions are not recognized as an expense for financial reporting purposes, the tax benefit of stock option deductions must be credited to additional paid-in capital with an offsetting income tax expense recorded in the income statement.

     The Company changed its accounting for income taxes to recognize the tax benefits from current and prior years' stock option deductions after utilization of NOLs from operations (i.e., NOLs determined without deductions for exercised stock options) to reduce income tax expense. Because stock option deductions would have been utilized for financial accounting purposes in prior years under both accounting methods due to the absence of NOLs from operations, this accounting change had no effect on 1997 and prior years' tax provisions or additional paid-in capital. The effect of this change was to increase net income and diluted earnings per share for the year ended June 30, 1998 by $73 million and $0.28, respectively.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The Company's deductible temporary differences related to operations and exercised stock options amounted to:

                  June 30,
                -----------
(in millions)    1998  1997
                ----- -----
Operations.....  $450  $648
Stock options..  $977  $163

     When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations will be recognized as a reduction of income tax expense. The benefit related to the deductible temporary differences attributable to stock option deductions will be credited to additional paid-in capital.

Note 14. Capital Accounts

     Common Stock At June 30, 1998 and 1997, the Company's $.01 par value common stock authorized was 600,000,000 shares with 219,986,247 and 200,377,942 shares issued and outstanding, respectively. At June 30, 1998, 70,149,776 shares were reserved for the exercise of issued and unissued common stock options, a warrant and convertible debt, and 337,901 shares were reserved for issuance in connection with the Company's Employee Stock Purchase Plan.

     Preferred Stock In February 1992, the Company's stockholders approved an amendment and restatement of the certificate of incorporation which authorized the future issuance of 5,000,000 shares of preferred stock, $.01 par value, with rights and preferences to be determined by the Board of Directors.

     During May 1996, the Company sold 1,000 shares of Series B convertible preferred stock ("the Preferred Stock") for approximately $28 million. The Preferred Stock had an aggregate liquidation preference of approximately $28 million and accrued dividends at a rate of 4% per annum. Accrued dividends could be paid in the form of additional shares of Preferred Stock. During May 1998, the Preferred Stock, plus accrued but unpaid dividends, automatically converted into 392,000 shares of common stock based on the fair market value of common stock at the time of conversion.

     Warrant In connection with an agreement with one of the Company's communications providers, the Company has an outstanding warrant, exercisable through March 31, 1999, subject to certain performance standards specified in the agreement, to purchase 7,200,000 shares of common stock at a price of $1.95 per share.

     Shareholder Rights Plan The Company adopted a new shareholder rights plan on May 12, 1998 (the "New Plan"). The New Plan was implemented by declaring a dividend, distributable to stockholders of record on June 1, 1998, of one preferred share purchase right (a "Right") for each outstanding share of common stock. All rights granted under the Company's former shareholder rights plan adopted in fiscal 1993 were redeemed in conjunction with the implementation of the New Plan and the former plan was terminated. Each Right under the New Plan will initially entitle registered holders of the common stock to purchase one one-thousandth of a share of the Company's new Series A-1 Junior Participating Preferred Stock ("Series A-1 Preferred Stock") at a purchase price of $900 per one one-thousandth of a share of Series A-1 Preferred Stock, subject to adjustment. The Rights will be exercisable only if a person or group (i) acquires 15% or more of the common stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the New Plan allows stockholders (other than the acquirer) to purchase common stock or securities of the acquirer having a then current market value of two times the exercise price of the Right. The Rights are redeemable for $.001 per Right (subject to adjustment) at the option of the Board of Directors. Until a Right is exercised, the holder of the Right, as such, has no rights as a stockholder of the Company. The Rights will expire on May 12, 2008 unless redeemed by the Company prior to that date.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Stock Splits In November 1994, April 1995, November 1995 and March 1998, the Company effected two-for-one splits of the outstanding shares of common stock. Accordingly, all data shown in the accompanying consolidated financial statements and notes has been retroactively adjusted to reflect the stock splits.

Note 15. Stock Plans

     Options to purchase the Company's common stock under various stock option plans have been granted to employees, directors and consultants of the Company at fair market value at the date of grant. Generally, the options become exercisable over periods ranging from one to four years and expire ten years from the date of grant. The effect of applying SFAS No. 123 on 1998 and 1997 pro forma net income (loss) as stated below is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income (loss) in 1998, 1997 and 1996 would have been approximately $(11) million, $(541) million and $15 million, or $(0.05) per share, $(2.83) per share and $0.07 per share, respectively, on a diluted basis. The fair value of the options granted during 1998, 1997 and 1996 are estimated at $21.10 per share, $4.50 per share and $8.18 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, volatility of 65%, a risk-free interest rate of 5.51% for 1998, 5.69% for 1997 and 5.38% for 1996, and an expected life of 0.45 years from date of vesting. A summary of stock option activity is as follows:


                              Number         Weighted-
                                of       average exercise
                              shares           price
                           ------------- ----------------
Balance at June 30, 1995..   71,359,058             $4.52
Granted...................   10,405,718            $17.03
Exercised.................  (12,870,676)            $2.75
Forfeited.................   (4,290,514)            $9.57
                           ------------- ----------------
Balance at June 30, 1996..   64,603,586             $6.55
Granted...................   12,831,926            $14.97
Exercised.................  (13,866,522)            $4.95
Forfeited.................   (6,215,870)           $11.74
                           ------------- ----------------
Balance at June 30, 1997..   57,353,120             $8.26
Granted...................   17,173,685            $45.14
Exercised.................  (18,299,705)            $5.98
Forfeited.................   (4,370,973)           $19.41
                           ------------- ----------------
Balance at June 30, 1998..   51,856,127            $20.36
                           ============= ================


                              Options outstanding              Options exercisable
                    --------------------------------------- ------------------------
                                     Weighted-
                                      average     Weighted-                Weighted-
                        Number       remaining     average      Number      average
       Range         outstanding    contractual    exercise exercisable as  exercise
 of exercise price  as of 6/30/98 life (in years)   price     of 6/30/98     price
------------------- ------------- --------------- --------- -------------- ---------
$0.01 to $3.81.....    12,016,936             5.6     $2.89      8,334,728     $2.69
$3.82 to $9.61.....    10,582,740             6.7     $7.65      6,098,420     $7.56
$9.65 to $21.37....    11,396,103             8.0    $14.08      2,552,642    $14.12
$22.00 to $49.00...    12,792,456             9.1    $34.34        817,199    $28.25
$50.00 to $106.50..     5,067,892             9.6    $67.23          5,546    $95.39
------------------- ------------- --------------- --------- -------------- ---------
$0.01 to $106.50...    51,856,127             7.6    $20.36     17,808,535     $7.19
                    ============= =============== ========= ============== =========


                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Employee Stock Purchase Plan In May 1992, the Company's Board of Directors adopted an Employee Stock Purchase Plan ("the ESPP"). Under the ESPP, employees of the Company who elect to participate are granted options to purchase common stock at a 15 percent discount from the market value of such stock. The ESPP permits an enrolled employee to make contributions to purchase shares of common stock by having withheld from his or her salary an amount between 1 percent and 10 percent of compensation. The ESPP is administered by the Stock and Option Subcommittee of the Compensation and Management Development Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the ESPP is 1,600,000. A total of 1,262,099 shares of common stock has been issued under the ESPP.

Note 16. Employee Benefit Plan

     Savings Plan The Company has a savings plan ("the Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 50% of each employee's contributions up to a maximum matching contribution of 3% of the employee's earnings. The Company's matching contribution to the Savings Plan was approximately $5 million, $3 million and $1 million in the years ended June 30, 1998, 1997 and 1996, respectively.

Note 17. Subsequent Events

     During July 1998, the Company completed a public offering of common stock. The Company sold 5,390,000 shares of common stock and raised a total of $550 million in new equity. The Company intends to use the proceeds for general operating purposes, including investing in the continued growth of its business and providing greater flexibility to capitalize on the growing number of opportunities available as the industry continues to consolidate.

     As of September 25, 1998 the fair market value of the investment in Excite, Inc. had declined to $201 million.

     On November 9, 1998, the Company completed its merger with PersonaLogic, Inc. ("PersonaLogic"), in which PersonaLogic became a wholly owned subsidiary of the Company. The Company exchanged approximately 345,000 shares of common stock for all the outstanding common and preferred shares of PersonaLogic. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying financial statements have been restated to include the operations of PersonaLogic for all periods presented.

Note 18. Sale of Spry, Inc.

     On September 10, 1998, the Company announced the sale of its subsidiary, Spry, Inc. For financial reporting purposes, the assets and liabilities have been classified in the consolidated balance sheet as a net asset held for sale, which is a component of prepaid expenses and other current assets.

                              AMERICA ONLINE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 19. Quarterly Information (unaudited)


                                                                Quarter Ended
                                             ---------------------------------------------
(Amounts in millions, except per share data) September 30,  December 31, March 31, June 30,
                                             ------------- ------------ --------- --------
Fiscal 1998(1)(3)
Online service revenues.....................         $434         $483      $576     $668
Advertising, commerce and other revenues....           88          109       118      124
                                             ------------- ------------ --------- --------
Total revenues..............................          522          592       694      792
Income from operations......................           25           33        15        -
Net income..................................           31           33        18        6
Net income per share-diluted................        $0.12        $0.13     $0.07    $0.02
Net income per share-basic..................        $0.15        $0.16     $0.08    $0.03

Fiscal 1997(2)(3)(4)
Online service revenues.....................         $311         $351      $381     $386
Advertising, commerce and other revenues....           39           58        69       90
                                             ------------- ------------ --------- --------
Total revenues..............................          350          409       450      476
Loss from operations........................         (356)        (128)       (6)     (15)
Net loss....................................         (353)        (129)       (5)     (12)
Net loss per share-diluted..................       $(1.90)      $(0.69)   $(0.03)  $(0.06)
Net loss per share-basic....................       $(1.90)      $(0.69)   $(0.03)  $(0.06)
                                             ============= ============ ========= ========

------------------
(1) Net income in the fiscal year ended June 30, 1998, includes charges of $35 million in the quarter ended March 31, 1998 related to a restructuring, $10 million and $71 million in the quarters ended March 31, 1998 and June 30, 1998, respectively, related to acquired research and development and $18 million and a $1 million benefit in the quarters ended June 30, 1998 and December 31, 1997, respectively, related to settlements.
(2) Net loss in the fiscal year ended June 30, 1997, includes charges of $385 million in the quarter ended September 30, 1996 for the write-off of deferred subscriber acquisition costs, $49 million in the quarter ended December 31, 1996, for restructuring, $24 million in the quarter ended December 31, 1996, for a legal settlement and $24 million in the quarter ended June 30, 1997, for contract terminations.
(3) The sum of per share earnings (loss) does not equal earnings (loss) per share for the year due to equivalent share calculations which are impacted by the Company's losses, fluctuations in the Company's common stock market prices and the timing (weighting) of shares issued.
(4) The Company recorded a benefit of approximately $6 million in cost of revenues in the quarter ended June 30, 1997, resulting from the retroactive application of beneficial rates contained in certain new information provider contracts consummated in that quarter.

                                    SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of February, 1999.

                             AMERICA ONLINE, INC.
                             By:  /s/ J. MICHAEL KELLY
                                  ---------------------------------------------
                                      J. Michael Kelly,
                                 Senior Vice President, Chief Financial Officer,
                                         Treasurer, Chief Accounting Officer
                                               and Assistant Secretary

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
America Online, Inc.

     We have audited the accompanying consolidated balance sheets of America Online, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of America Online, Inc. at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 13 to the consolidated financial statements, in 1998 the Company changed its method of accounting for income taxes.



                                               /s/ ERNST & YOUNG LLP

Vienna, Virginia
September 25, 1998,
except for the last paragraph of Note 17, as to which the date is February 15, 1999

Exhibit 23.3      Consent of Independent Auditors

We consent to the incorporation by reference in the Registration  Statements on:
i) Form S-3 (No.'s 333-46633 and 333-57153) and ii) Form S-8 (listed below) of our report dated September 25, 1998 (except for the last paragraph of Note 17, as to which the date is February 15, 1999), with respect to the consolidated financial statements of America Online, Inc., included in the Current Report on Form 8-K expected to be filed on February 17, 1999, with the Securities and Exchange Commission.


1)  No. 33-46607             9)   No. 33-94000          17)  No. 333-46635
2)  No. 33-48447             10)  No. 33-94004          18)  No. 333-46637
3)  No. 33-78066             11)  No. 333-00416         19)  No. 333-57143
4)  No. 33-86392             12)  No. 333-02460         20)  No. 333-60623
5)  No. 33-86394             13)  No. 333-07163         21)  No. 333-60625
6)  No. 33-86396             14)  No. 333-07559         22)  No. 333-68605
7)  No. 33-90174             15)  No. 333-07603         23)  No. 333-68631
8)   No. 33-91050            16)  No. 333-22027         24)  No. 333-68599



                                                           /s/Ernst & Young LLP


Vienna, Virginia
February 17, 1999